Exhibit 99.1

Investor Contacts	Media Contacts
Linda Ventresca	Michael Herley
AXIS Capital Holdings Limited	Kekst and Company
info@axiscapital.com	michael-herley@kekst.com
(441) 405-2727	(212) 521-4897

ALBERT BENCHIMOL TO JOIN AXIS CAPITAL AS CHIEF FINANCIAL OFFICER

Pembroke, Bermuda, November 1, 2010 – AXIS Capital Holdings Limited (“AXIS Capital” or the “Company”) (NYSE: AXS) today announced that Albert Benchimol will join the Company as Chief Financial Officer on January 17, 2011. Mr. Benchimol will also join the Company’s Executive Committee and report directly to John Charman, Chief Executive Officer and President of AXIS Capital.

Until October 2010, Mr. Benchimol served as Executive Vice President and Chief Financial Officer at PartnerRe Ltd. and held this position since he joined PartnerRe in 2000. In 2007, he took on the additional role of CEO of PartnerRe Ltd.’s Capital Markets Group. His retirement from PartnerRe Ltd. will be effective December 31, 2010. Prior to joining PartnerRe Ltd., Mr. Benchimol served as Senior Vice President and Treasurer at Reliance Group Holdings Inc. Mr. Benchimol holds an M.B.A. in Finance and Marketing and a B.S. in Physiology and Immunology from McGill University in Montreal, Quebec, Canada.

John Charman, CEO and President of AXIS Capital, commented: “I am delighted that we have attracted such a highly respected and seasoned professional to the position of Chief Financial Officer at AXIS Capital. At this important time in the Company’s continuing strong development, Albert brings to this position extensive international finance and investments expertise, proven management skills and strategic finance and risk management acumen. I very much welcome Albert and look forward to having him as a key partner working closely with me and my colleagues at AXIS Capital.”

Mr. Benchimol commented: “I have long respected the progress that AXIS Capital has achieved since its inception in 2001. I am excited and energized to join John Charman, Michael Butt and the rest of the talented management team at AXIS Capital as the Company continues to create value for its clients, shareholders and employees.”

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity at June 30, 2010 of $5.5 billion and locations in Bermuda, the United States, Europe, Singapore, Canada and Australia. Its operating subsidiaries have been assigned a rating of “A+” (“Strong”) by Standard & Poor’s and “A” (“Excellent”) by A.M. Best. AXIS Capital and AXIS Specialty Finance LLC have been assigned senior unsecured debt ratings of A- (stable) by Standard & Poor’s and Baa1 (stable) by Moody’s Investors Service. For more information about AXIS Capital, visit our website at www.axiscapital.com.

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AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.296.2600 Fax 441.405.2600

www.axiscapital.com